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Exhibit 99.1

Oxford Industries, Inc. Press Release

222 Piedmont Avenue, N.E.    •    Atlanta, Georgia 30308

Contact:	J. Reese Lanier, Jr.
Telephone:	(404) 653-1446
Fax:	(404) 653-1545
E-Mail:	rlanier@oxfordinc.com
FOR IMMEDIATE RELEASE March 30, 2005

Oxford Industries Announces Record Third Quarter Results
—Net Income Rises 47% To $14 Million—
—Record Sales of $349 million, up 24% Versus Last Year—

ATLANTA, GA.—Oxford Industries, Inc. (NYSE:OXM) announced today financial results for the third quarter ended February 25, 2005. The Company reported that, for the quarter, net sales increased 24% to $349 million versus $281 million during the third quarter of fiscal 2004.

        Net income for the third quarter increased 47% to $14.0 million from $9.5 million last year. Diluted earnings per share for the quarter increased to $0.80 versus $0.58 in the third quarter fiscal 2004. The Company noted that earnings per share were above its previously issued guidance range of $0.65 to $0.71 and the current First Call consensus estimate of $0.69. Additionally, the Company noted that consolidated gross margins increased 160 basis points to 32.5%, driven primarily by an increasing mix of Company-owned brands as a percentage of total sales.

        J. Hicks Lanier, Chairman and Chief Executive Officer of Oxford Industries, Inc., commented, "We are pleased to report better than expected third quarter results, driven primarily by the strong performance of the Ben Sherman® brand. The Tommy Bahama® and Ben Sherman lifestyle brands continue to be our strongest opportunities for growth in both sales and profitability. We believe that our results for the quarter validate the strategic positioning that we have created through acquisition as well as our ability to adapt our legacy business to succeed in difficult market conditions."

        "New marketing initiatives and additional programs with existing customers resulted in significant sales growth for our historical menswear businesses," continued Lanier. "Our Womenswear Group continued to make progress during the third quarter, benefiting from operational improvements that significantly increased profitability."

        The Tommy Bahama Group reported third quarter sales of $101 million compared to a $103 million in the year ago quarter. Sales growth in the branded business was offset by the previously announced exit from this segment's private label business which declined to less than $3 million in the third quarter from approximately $14 million in the same period last year. The Tommy Bahama Group's branded business increased 10% to $99 million in the third quarter compared to $90 million in the year ago period. Operating income for this segment declined to $13.5 million from $14.8 million last year. This decline was due primarily to $1.1 million in marketing expenses for the Tommy Bahama Challenge and $0.6 million in relocation expenses associated with the consolidation of the group's Seattle offices.

        The Menswear Group, which includes results for Ben Sherman, reported a third quarter sales increase of 69% to $169 million compared to sales of $100 million in the same period last year. The Ben Sherman business performed exceptionally well during the quarter and contributed $42 million in sales. Excluding the impact of Ben Sherman, the Menswear Group's historical businesses recorded a 27% sales increase over last year to $127 million, driven by growth in dress shirts, tailored clothing and the new Nick(it)™ sportswear collection. Third quarter operating income for the Menswear Group increased 101% over last year to $14.1 million. This increase resulted from higher sales volume and a significant contribution from Ben Sherman, partially offset by start-up expenses for Nick(it) and Orvis® Signature.

        Third quarter sales for the Womenswear Group increased 1% to $79 million from $78 million last year. The segment's Wal-Mart volume, which had declined in each of the last two quarters, increased this quarter. Improvements to this segment's sourcing structure generated higher gross margins which resulted in a significant increase in profitability. Third quarter operating earnings for the Womenswear Group increased 56% over last year to $5.2 million.

        Total inventories at the close of the third quarter increased to $186 million from $134 million last year. The increase was driven by the inclusion of $25 million in Ben Sherman inventory as well as higher dress shirt inventories in the Menswear Group to support several new replenishment programs. The Company also noted that inventories in the Tommy Bahama Group increased due to the earlier receipt of spring merchandise and the addition of eleven new retail stores opened since last year's third quarter. The Company believes inventories are properly valued and appropriate to support the business going forward. Receivables totaled $209 million at quarter-end, up 25% over last year's third quarter. The increase was attributable primarily to the inclusion of Ben Sherman.

        While the profitability of the business for the third quarter was stronger than expected, the Company noted that spring bookings in certain sectors of the business remain softer than anticipated. The Company updated its guidance for the fourth quarter to reflect its continued belief that challenging market conditions would affect its results. For the fourth quarter, ending on June 3, 2005, the Company currently anticipates sales in a range of $350 million to $365 million and earnings per share of $1.00 to $1.10. This would yield full year earnings per share of $2.69 to $2.79 which is in excess of the guidance issued by the Company last quarter.

        Mr. Lanier concluded, "We continue to be very pleased with the direction of the Company and our ability to execute consistently. Our focus on the efficient management of our private label and licensed businesses has provided us with strong cash flow and a highly developed infrastructure. We will continue to build and invest in our lifestyle brands which we believe are our best opportunity for profitable growth."

        The Company will hold a conference call with senior management to discuss the financial results at 4:30 p.m. ET today. A live Webcast of the conference call will be available on the Company's Web site at www.oxfordinc.com. Please visit the Web site at least 15 minutes early to register for the teleconference Web cast and download any necessary software.

        A replay of the call will be available through April 13, 2005. To access the telephone replay, participants should dial (719) 457-0820. The access code for the replay is 8411373. A replay of the Webcast will also be available following the conference call on Oxford Industries' corporate Website.

        Oxford Industries, Inc. is a producer and marketer of branded and private label apparel for men, women and children. Oxford provides retailers and consumers with a wide variety of apparel products and services to suit their individual needs. Oxford's brands include Tommy Bahama®, Indigo Palms®, Island Soft®, Ben Sherman®, Ely & Walker® and Oxford Golf®. The Company also holds exclusive licenses to produce and sell certain product categories under the Tommy Hilfiger®, Nautica®, Geoffrey Beene®, Slates®, Dockers® and Oscar de la Renta® labels. Oxford's customers are found in every major channel of distribution including national chains, specialty catalogs, mass merchants, department stores, specialty stores and Internet retailers.

        Oxford's stock has traded on the NYSE since 1964 under the symbol OXM. For more information, please visit our website at www.oxfordinc.com.

CAUTIONARY STATEMENT FOR THE PURPOSE OF THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

        The matters in this press release that are forward-looking statements, including but not limited to statements about our expected business outlook, anticipated financial and operating results, the anticipated benefits of the acquisition of the Tommy Bahama Group and Ben Sherman, growth of particular product lines, strategies, contingencies, financing plans, working capital needs, sources of liquidity, estimated amounts and timing of capital expenditures and other expenditures, are based on current management expectations that involve certain risks which if realized, in whole or in part, could have a material adverse effect on Oxford's business, financial condition and results of operations, including, without limitation: (1) general economic cycles; (2) competitive conditions in our industry; (3) price deflation in the worldwide apparel industry; (4) our ability to identify and respond to rapidly changing fashion trends and to offer innovative and upgraded products; (5) changes in trade quotas or other trade regulations; (6) our ability to continue to finance our working capital and growth on acceptable terms; (7) significant changes in weather patterns (e.g., an unseasonably warm autumn) or natural disasters such as hurricanes, fires or flooding; (8) the price and availability of raw materials; (9) our dependence on and relationships with key customers; (10) the ability of our third party producers to deliver quality products in a timely manner; (11) potential disruptions in the operation of our distribution facilities; (12) any disruption or failure of our computer systems or data network; (13) the integration of Ben Sherman into our company; (14) our ability to successfully implement our growth plans for the acquired businesses; (15) unforeseen liabilities associated with our acquisitions of the Tommy Bahama Group and Ben Sherman; (16) economic and political conditions in the foreign countries in which we operate or source our products; (17) increased competition from direct sourcing; (18) our ability to maintain our licenses; (19) our ability to protect our intellectual property and prevent our trademarks, service marks and goodwill from being harmed by competitors' products; (20) our reliance on key management; (21) risks associated with changes in global currency exchange rates; (22) the impact of labor disputes and wars or acts of terrorism on our business; (23) the effectiveness of our disclosure controls and procedures related to financial reporting; (24) our inability to retain current pricing on our products due to competitive or other factors; (25) the expansion of our business through the acquisition of new businesses; and (26) our ability to open new retail stores.

        For a further discussion of significant factors to consider in connection with forward-looking statements concerning Oxford, reference is made to Oxford's Form S-3 dated September 24, 2004; other risks or uncertainties may be detailed from time to time in Oxford's future SEC filings. Oxford disclaims any duty to update any forward-looking statements.

OXFORD INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)

	Quarters Ended		Nine Months Ended
	February 25, 2005	February 27, 2004	February 25, 2005	February 27, 2004
	($ in thousands except per share amounts)
Net Sales	$349,095	$281,418	$926,754	$777,406
Cost of goods sold	235,542	194,350	628,176	542,615

Gross Profit	113,553	87,068	298,578	234,791
Selling, general and administrative expenses	86,458	64,802	234,181	177,663
Amortization of intangibles	2,265	1,678	6,401	5,033

	88,723	66,480	240,582	182,696
Other operating income	3,909	931	8,963	3,251

Operating Income	28,739	21,519	66,959	55,346
Interest expense, net	7,007	6,255	21,783	18,099

Earnings Before Income Taxes	21,732	15,264	45,176	37,247
Income taxes	7,744	5,724	15,948	14,025

Net Earnings	$13,988	$9,540	$29,228	$23,222

Earnings Per Share—Basic	$0.83	$0.59	$1.74	$1.45

Earnings Per Share—Diluted	$0.80	$0.58	$1.69	$1.41

Weighted Average Shares Outstanding—Basic	16,816	16,197	16,763	16,062
Dilutive effect of options and restricted shares	399	473	491	455

Weighted Average Shares Outstanding—Diluted	17,215	16,670	17,254	16,517

Dividends Declared Per Share	$0.135	$0.12	$0.375	$0.33

OXFORD INDUSTRIES, INC
CONDENSED CONSOLIDATED BALANCE SHEETS
FEBRUARY 25, 2005 AND FEBRUARY 27, 2004
(UNAUDITED)

	February 25, 2005	February 27, 2004
	($ in thousands)
Assets
Current Assets:
Cash and cash equivalents	$17,249	$6,416
Receivables	209,001	167,172
Inventories	186,222	133,693
Prepaid expenses	18,141	19,325

Total current assets	430,613	326,606
Property, plant and equipment, net	57,575	51,624
Goodwill	167,870	93,642
Intangible assets, net	237,435	149,011
Other non-current assets, net	24,523	22,034

Total Assets	$918,016	$642,917

Liabilities and Shareholders' Equity
Current Liabilities
Trade accounts payable	$112,401	$85,670
Accrued compensation	26,226	23,489
Other accrued expenses	42,977	28,891
Dividends payable	2,274	1,945
Income taxes payable	7,316	2,646
Short-term debt	4,873	13,698

Total current liabilities	196,067	156,339
Long-term debt, less current maturities	336,241	198,783
Non-current liabilities	15,627	10,765
Deferred income taxes	78,738	52,650
Shareholders' equity:
Common stock	16,850	16,213
Additional paid in capital	44,482	23,627
Retained earnings	230,011	184,540

Total shareholders' equity	291,343	224,380

Total Liabilities and Shareholders' Equity	$918,016	$642,917

OXFORD INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED FEBRUARY 25, 2005 AND FEBRUARY 27, 2004
(UNAUDITED)

	Nine Months Ended
	February 25, 2005	February 27, 2004
	($ in thousands)
Cash Flows From Operating Activities
Net earnings	$29,228	$23,222
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation	9,696	8,088
Amortization of intangible assets	6,401	5,033
Amortization of deferred financing costs and bond discount	3,779	1,974
Gain on sale of assets	(240)	(749)
Equity income	(378)	(105)
Deferred income taxes	(4,356)	(1,652)
Changes in working capital:
Receivables	(10,581)	(27,273)
Inventories	(42,667)	(990)
Prepaid expenses	1,467	(776)
Trade accounts payable	6,255	3,085
Accrued expenses and other current liabilities	(5,730)	(6,762)
Stock options tax benefit	1,336	1,875
Income taxes payable	2,905	(769)
Other non-current assets	(1,182)	(4,171)
Other non-current liabilities	4,503	5,141

Net cash provided by operating activities	436	5,171
Cash Flows from Investing Activities
Acquisition, net of cash acquired	(142,929)	(222,737)
Decrease in restricted cash	—	204,986
Investment in deferred compensation plan	(770)	(1,656)
Purchases of property, plant and equipment	(12,000)	(10,823)
Proceeds from sale of property, plant and equipment	425	1,111

Net cash used in investing activities	(155,274)	(29,119)
Cash Flows from Financing Activities
Proceeds from (payments of) short-term debt	(7,086)	13,600
Proceeds from (payments of) long-term debt	137,263	(196)
Payments of debt issuance costs	(2,766)	(7,415)
Proceeds from issuance of common shares	2,226	5,257
Dividends paid on common shares	(5,909)	(4,973)

Net cash provided by financing activities	123,728	6,273
Net change in cash and cash equivalents	(31,110)	(17,675)
Effect of foreign currency translation on cash and cash equivalents	790	—
Cash and cash equivalents at the beginning of period	47,569	24,091

Cash and cash equivalents at the end of period	$17,249	$6,416

OXFORD INDUSTRIES, INC.
SEGMENT INFORMATION
(UNAUDITED)

	Quarters Ended		Nine Months Ended
	Feb. 25, 2005	Feb. 27, 2004	Feb. 25, 2005	Feb. 27, 2004
	(in thousands)
Net Sales
Menswear Group	$168,816	$99,828	$468,609	$330,935
Womenswear Group	78,853	78,052	176,408	202,846
Tommy Bahama Group	101,399	103,438	281,351	243,105
Corporate and other	27	100	386	520

Net Sales	$349,095	$281,418	$926,754	$777,406

Operating Income
Menswear Group	$14,114	$7,016	$41,083	$26,712
Womenswear Group	5,218	3,341	4,460	8,458
Tommy Bahama Group	13,524	14,822	31,335	29,331
Corporate and other	(4,117)	(3,660)	(9,919)	(9,155)

Operating income	28,739	21,519	66,959	55,346
Interest expense, net	7,007	6,255	21,783	18,099

Earnings before taxes	$21,732	$15,264	$45,176	$37,247

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  Exhibit 99.1